Exhibit 99.1

Empire Global Corp. Adds to Gaming Network in Italy

Strategic locations collaborated with Punto Snai

NEW YORK -- Empire Global Corp. (the company) (EMGL.OTCQB), a company focused on the acquisition and development of regulated online gaming operations, announced today that through Multigioco Srl, our wholly owned subsidiary, it has reached improved terms to the previously announced letter of intent to acquire gaming assets from New Gioco Srl.

The renewed terms were reached contemporaneously with the completion of a key corner agent agreement under Snai SpA, a leading Italian gaming operator, on Via Provinciale Montagna Spaccata, in Napoli. The strategically located bar venue was obtained from a competitor and is situated on a major thoroughfare used by soccer fans visiting SCC Napoli Serie A games.

The transaction is subject to satisfactory due diligence and regulatory approval. The company will pay EUR 450,000 entirely in earn-out payments commencing in January 2015 for a period of 12 months to acquire the gaming assets of New Gioco Srl which includes intellectual property, operations and licences governed under the Agenzia delle Dogane e dei Monopoli (formerly Amministrazione Autonoma Monopoli di Stato) ("AAMS") as well as its active gaming business estimated to currently generate approximately EUR 200,000 in annual EBITDA after opening of the new location.

Michele Ciavarella, Chairman and Chief Executive Officer of Empire Global Corp., comments, "This acquisition adds to our growing network within Italy and further strengthens our foothold in deploying our plan of action in Italy."

Forward Looking Statements
Information in this news release may contain statements about future expectations or plans of Empire Global Corp. that constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995.

Contacts:
Michele Ciavarella, B.Sc.
ceo.emgl@emglcorp.com
1-647-229-0136